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                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )


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Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2)
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                         HORIZON GROUP PROPERTIES, INC.

                       ----------------------------------

                (Name of Registrant as Specified In Its Charter)

                             ROBERT M. SCHWARTZBERG

                         -------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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-----------
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On or after April 30, 2001, Robert M. Schwartzberg intends to deliver the following letter to shareholders of Horizon Group Properties, Inc.

Robert M. Schwartzberg
5124 44th St., N.W.
Washington, D.C. 20016

                                                                April 30, 2001

Dear Fellow Shareholder:

         The enclosed proxy statement is being delivered to you as a shareholder of Horizon Group Properties, Inc. (the "Company") in connection with my proxy solicitation to elect myself and Mr. John C. Loring to the board of directors of the Company. The Company's annual meeting is scheduled for 10:00 a.m. on May 8, 2001.

         I believe that we are all extremely frustrated with management's inability to execute on the strategic plan set forth by them and that initially attracted many of us to this investment. My frustration is increasingly turning into serious concern as we get closer to July 2001 when approximately $50 million in debt becomes due. I believe that the situation requires immediate action which can only be achieved if we have truly independent voices on the Board.

         It has been nearly nineteen months since management began to form and act on a plan to enhance shareholder value. On September 24, 1999, management first announced that it had hired Secured Capital to "assist in studying strategic alternatives to enhance shareholder value including, but not limited to, the sale or disposition of some or all of its real estate portfolio. Concurrently, the Company is assessing alternative business opportunities going forward." Source: Horizon, Form 8-K, dated September 24, 1999. Subsequently, Mr. Skoien's letter to shareholders in the 1999 Annual Report stated, "Management is reviewing some exciting situations, which will enable us to deploy the proceeds from a sale and take advantage of the resulting tax losses."

         However, management has had very limited success executing its plan or enhancing shareholder value over the last nineteen months as evidenced by:

         o The sale of only one out of seven centers in the Nomura pool for $2.5 million in January 2001.

         o To date, the failure to refinance any of the other centers in the Nomura pool.

         I believe that management's failure to execute its plan is largely responsible for depressing the value of our shares below their true worth. The shares have declined sharply from their all-time high of $6.75 on July 1, 1998, including a 28.6% drop from September 24, 1999 when management first announced their plan to enhance shareholder value. Assuming you owned $10,000 of Horizon stock as of September 24, 1999, your investment would be worth only $7,142 today. To put this in perspective with respect to other outlet REITs, the same $10,000 in Chelsea Property Group, Inc. or Tanger Factory Outlet Centers, Inc. would be worth $16,118 and $11,410 respectively (assuming reinvestment of dividends when paid). Meanwhile, the same $10,000 invested in Prime Retail, Inc. would be worth $556. Mr. Reschke was Chairman of Prime Retail, Inc. from its inception until he relinquished his post in July 2000.

         I think we all have to question whether the Board's nominees are even able to act in the best interests of all shareholders, given that:

         o On April 18, 2000, the Company made a $1.5 million loan to Prime Outdoor LLC, an affiliate of Prime Group, Inc, which is an affiliate of

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Mr. Michael Reschke, a current director of the Company and a nominee to the
Board. This loan was repaid on June 9, 2000. I believe the ability to tap our company for financing when desired may serve to disincentivize him from considering strategic alternatives in the best interests of all shareholders. Further, I believe that a better use of $1.5 million of excess cash would have been the repurchase of a substantial portion of the shares at undervalued levels.

         o A building owned by an affiliate of Mr. Reschke, Prime Group, Inc., received $121,000 in rent from the Company during 1999 and $95,000 in rent from the Company during 2000. I believe the possibility of losing this rental income may also prevent him from considering what is best for all shareholders.

         o Mr. Gary Skoien is Chairman, President and Chief Executive Officer of the Company, while also serving as Executive Vice President and Chief Operating Officer of the Prime Group, Inc., as noted above, an affiliate of Mr. Reschke.

SUMMARIZING THE ABOVE, THIS IS NOT JUST MR. RESCHKE'S COMPANY ... IT BELONGS TO ALL OF US AND WE NEED TRULY INDEPENDENT BOARD REPRESENTATION TO MAKE SURE
IT IS OPERATED THAT WAY.

         I believe that there are several reasons why John Loring and I will be more effective in representing your interests than the Board's nominees.

         - We are each committed to representing your interests exclusively. We don't have any conflicting interests to consider when evaluating decisions concerning your investment.

         - We are each deeply committed to enhancing the value of the Company's shares. Like many of you, this investment represents a large percentage of my personal net worth. I believe that the strength of my personal commitment lies in the fact that, excluding Mr. Reschke, I own nearly twice as many shares as the other four existing Board members COMBINED.

         - We are well qualified to understand the issues confronting our
company and make sound business decisions to maximize our investment.   I
personally have thirteen years of capital markets experience including direct experience in REITs and the financing of distressed financial institutions and real estate-related companies. Mr. Loring is an attorney, Chairman of the Board of Directors of Astrex, Inc. and also a director of Geauga Savings Bank. Please read the proxy statement for a complete description of Mr. Loring's and my qualifications.

         For your information, I am the holder of 5.05% of the outstanding common stock of the Company and Mr. Loring, together with his wife, owns .8% of the common stock of the Company. Please see our Schedule 13Ds on file with the Securities and Exchange Commission for more information on our respective shareholdings, which is our only current interest in the Company. No other person is a participant in this solicitation.

         PLEASE READ MY PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE PROXY STATEMENT, THE SCHEDULE 13DS FOR MR. SCHWARTZBERG AND MR. LORING AND THE COMPANY'S SECURITIES FILINGS CAN BE OBTAINED FOR FREE AT WWW.SEC.GOV. THE ENCLOSED PROXY STATEMENT AND FORM OF PROXY ARE AVAILABLE FOR FREE FROM MR. SCHWARTZBERG AS OF APRIL 30,2001.

         IT IS MY HOPE THAT YOU WILL REVIEW THE ENCLOSED PROXY STATEMENT BEFORE TAKING ANY ACTION WITH RESPECT TO THE ANNUAL MEETING. EVEN IF YOU HAVE ALREADY VOTED FOR THE BOARD'S NOMINEES, YOU ARE ENTITLED TO CHANGE YOUR VOTE UP UNTIL THE MEETING. Please feel free to call me at (202) 367-3014 for more information.

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         In conclusion, I believe a vote for the Board's nominees to the Board means that you are willing to passively accept another twelve months of stalled initiatives and historical share price performance. A vote for John Loring and myself means that you would like to proactively take steps to enhance the value of your investment.

         PLEASE SIGN, DATE AND MAIL THE ENCLOSED LIGHT BLUE PROXY FORM IMMEDIATELY SO YOUR VOTE CAN BE COUNTED AT THE COMPANY'S ANNUAL MEETING SCHEDULED FOR 10:00 AM, CHICAGO LOCAL TIME, ON MAY 8, 2001.

                                                     Sincerely,

                                                     /s/ Robert M. Schwartzberg

                                                     Robert M. Schwartzberg